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                                                                    EXHIBIT 23.7

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Gartner Group, Inc.:

We consent to the use of our report dated October 31, 1997, with respect to the consolidated balance sheets of Gartner Group, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the September 30, 1997 Form 10-K of Gartner Group, Inc., in this Registration Statement filed on Form S-4 by Cognizant Corporation and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                              KPMG PEAT MARWICK LLP

Stamford, Connecticut
June 1, 1998